ATSG Reports 2020 Results
Strong Growth in Annual Revenues, Adjusted Earnings and Adjusted EBITDA
WILMINGTON, OH, February 25, 2021 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, contracted air transportation and related services, today reported consolidated financial results for the quarter and year ended December 31, 2020.
ATSG's fourth quarter 2020 results, as compared with the fourth quarter of 2019 include:
•Customer revenues down $4.0 million to $399.4 million, and up $118.4 million to $1.57 billion for the year.
Fourth quarter ACMI Services revenues were down $17.9 million due primarily to the effects of the pandemic on passenger operations for commercial customers and on combi aircraft flying for the U.S. Military. Aircraft leasing revenues for the quarter increased $9.3 million as a result of record deployments of leased Boeing 767s during 2020.
•GAAP Earnings from Continuing Operations were $2.3 million, or $0.04 per share basic, versus a loss of $41.1 million, or $0.70 per share. 2020 GAAP earnings were $25.1 million, or $0.42 per share basic, versus $60.0 million, or $1.02 per share in 2019.
The unrealized effect of the quarterly re-measurement of warrant liability values decreased ATSG's after-tax earnings by $37.7 million ($0.51 per share) and $81.8 million ($1.04 per share), respectively, for the fourth quarter and year ended December 31, 2020. Warrant losses for 2020 were a result of an increase in the probabilities of additional warrants related to customer leases and increases in the traded value of ATSG shares during the quarter and year. Payroll expense were partially offset by federal CARES Act grant proceeds intended to mitigate pandemic effects at certain ATSG businesses.
•Adjusted Earnings from Continuing Operations (non-GAAP) decreased $9.9 million to $29.1 million. Adjusted Earnings Per Share (non-GAAP) were $0.38 diluted, down $0.18. Adjusted Earnings Per Share for 2020 were $1.72, up $0.21 from 2019.
Adjusted Earnings from Continuing Operations and Adjusted EPS exclude elements from GAAP results that differ distinctly in predictability among periods or are not closely related to operations. Exclusions from GAAP earnings include warrant and other financial instrument revaluations, government CARES Act grants, amortization of aircraft lease incentives, retiree benefit costs, losses of non-consolidated ATSG affiliates, and acquisition-related expenses. In 2019, Adjusted EPS for the fourth quarter and year included $0.07 per share for non-recurring deferred tax benefit adjustments in state tax rates.
•Adjusted EBITDA from Continuing Operations (non-GAAP) decreased $2.5 million to $121.8 million. Annual Adjusted EBITDA increased $44.9 million to $497.0 million.
Reductions in contributions from ATSG’s airlines, principally due to pandemic-related reductions in passenger flying for commercial customers, as well as lower volumes of external aircraft maintenance business, offset higher contributions from ATSG’s aircraft leasing operations during the fourth quarter.
Adjusted Earnings per Share, Adjusted Earnings from Continuing Operations and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and are defined in the non-GAAP reconciliation tables at the end of this release.
•Capital spending for 2020 was $510.4 million, up $56.9 million from 2019.
Spending included $353.4 million for the acquisition of eleven Boeing 767-300 aircraft and freighter modification costs, versus $328 million in 2019. Spending for other equipment, including aircraft engines and components, increased $31.6 million.
Rich Corrado, president and chief executive officer of ATSG, said, "2020 was a very good year for ATSG and its family of companies despite the significant challenges of the pandemic. We delivered a record number of 767 cargo aircraft to a record number of lease customers, and flew more hours of passenger and cargo aircraft operations overall than ever before, and we delivered our best service performance of the year for our key customers during the peak season. However, the pandemic had a greater impact on our businesses in the fourth quarter than previously. We did not replace contracted passenger charter business with ad-hoc passenger flying to the degree we had in prior quarters, and continued to have limited access to certain combi destinations. We are grateful for the federal grant funds that have allowed us to retain employees despite impacts on our airline revenues. Those employees delivered superior customer service throughout the year, including record-setting performance levels during an exceptionally busy holiday season."
In 2020, ATSG’s milestones included:
•Annual revenue increases from all of ATSG’s principal businesses.
•Record levels of Customer Revenues, Adjusted Earnings Per Share and Adjusted EBITDA.
•A record eleven deployments via external lease (and 13 leases overall) of newly converted Boeing 767 freighters, plus re-deployments of three other 767s. Two newly converted 767 freighters were leased internally to ATI.
•A broader base of lease customers, as CAM delivered aircraft to seven different lessees in five countries, including international customers Astral Aviation of Kenya, Aerotransportes Mas de Carga, S.A. de C.V. (MasAir) of Mexico, Raya Airways of Malaysia, and CargoJet of Canada.
•Investments in new technology to better track, record and monitor the performance of aircraft in flight, make proactive maintenance recommendations, and improve access to aircraft records.
•Strengthened balance sheet via a $500 million private offering of eight-year unsecured senior notes in January 2020, with proceeds used to pay down our revolving credit facility. That increased our available credit and reduced variable rates on our term loan and revolver balance. ATSG's debt leverage declined throughout the year.
Segment Results
Cargo Aircraft Management (CAM)

CAM	Fourth Quarter		Year
($ in thousands)	2020	2019	2020	2019
Aircraft leasing and related revenues	88,240	78,967	327,170	301,984
Lease incentive amortization	(4,880)	(4,301)	(18,509)	(16,708)
Total CAM revenues	83,360	74,666	308,661	285,276
Depreciation expense	45,511	41,683	172,003	158,470
Allocated interest expense	9,595	9,462	39,304	38,300
Segment earnings, pretax	22,183	18,358	77,424	68,643

Significant Developments:
•CAM's fourth quarter revenues, net of warrant-related lease incentives, increased 12 percent versus the prior year. Revenues increased primarily from eleven more converted 767-300 freighters in service at year-end. CAM’s revenues from external customers increased 28 percent for the fourth quarter versus the same prior-year period.
•ATSG’s total fleet consisted of 106 aircraft in service at the end of the fourth quarter, eight more than at the same point in 2019. Twenty were passenger aircraft, including four Boeing 757 combi aircraft, and 86 were cargo aircraft, including one Boeing 757 and 85 Boeing 767s.
•CAM owned 100 of ATSG’s total aircraft fleet. Four passenger 767s were leased to Omni Air by third parties and two 767 freighters were customer-provided for ATSG to operate. CAM-owned cargo aircraft dry-leased to external customers increased by eleven.
•Eight 767-300 aircraft were in or awaiting conversion to freighters at the end of 2020, the same number as at the end of 2019. CAM expects to lease eleven 767s to Amazon and at least four to other external customers in 2021.
•In 2020, CAM purchased two 767 freighters and nine 767 passenger aircraft for freighter modification, all for lease deployment in 2020 and 2021.
•CAM’s pretax segment earnings for the quarter were $22.2 million, up 21 percent from 2019’s fourth quarter. Depreciation expense increased $3.8 million and allocated interest increased $0.1 million.

Results for the fourth quarter also reflect lower contributions from CAM’s four Boeing 757 freighters compared to a year ago. Three of those operated for DHL at the end of 2019 were removed from service during the first half of 2020; one operated through the end of 2020.
ACMI Services

ACMI Services	Fourth Quarter		Year
($ in thousands)	2020	2019	2020	2019
Revenues	275,321	293,206	1,147,279	1,078,288
Allocated interest expense	4,793	5,430	20,542	24,950
Segment earnings, pretax	10,198	14,397	66,897	32,055
Significant Developments:
•Fourth-quarter revenues for ACMI Services decreased six percent from the prior-year period, stemming primarily from a reduction in charter passenger operations for commercial customers of Omni Air and reduced 757 combi operations for the military. Revenues for ATSG’s cargo airlines increased.
•Total block hours increased one percent for the quarter, as reductions in block hours for commercial passenger operations were offset by increases in express-network freighter operations. Block hours increased 14 percent for the year. Block hours for commercial passenger charter flying were down 37 percent in 2020.
•ATSG's airlines operated seventy-three aircraft at year-end 2020, including twenty-seven leased internally from CAM.
•Pretax segment earnings for the quarter decreased $4.2 million, primarily due to the reduction in typically strong fourth-quarter commercial passenger operations, and reduced combi operations for the U.S. military.
•In December, pilots of ABX Air represented by the International Brotherhood of Teamsters ratified an amendment to their collective bargaining agreement with ABX Air. The agreement includes both compensation increases and work-rule changes that will make ABX Air more attractive to potential pilot recruits and to potential ABX Air customers. The amendment extends the labor agreement for six years. It is expected to increase ATSG’s annual wage and salary expenses overall by $7-8 million in 2021 versus 2020.
•CARES Act funds received by Omni Air and Air Transport International, intended to maintain employment at U.S. airlines during the pandemic, totaled $75.7 million last year. Of that amount, $47.2 million was realized during 2020 to offset airline payroll expenses, including $15.7 million in the fourth quarter.

Other Activities

Other	Fourth Quarter		Year
($ in thousands)	2020	2019	2020	2019
Total Revenues	$94,927	$87,786	$334,300	$314,014
Revenues from external customers	67,109	65,664	218,276	205,934
Pretax Earnings (Loss)	(3,018)	4,574	(5,933)	13,422
Significant Developments:
•Fourth-quarter external revenues from other activities were slightly higher than a year ago, reflecting an increase in lower-margin aircraft fuel sales, primarily in Wilmington. Revenues for higher-margin aircraft maintenance services were down.
•The decline in pretax earnings compared to the prior year periods reflects the revenue mix of lower margin services in 2020 compared to 2019, reduced parts sales, start-up costs for two new regional sorting centers for the US Postal Service, and unallocated corporate costs for process improvement initiatives and Covid-related PPE and other employee protection measures.
•ATSG expects first-quarter approval of its Supplemental Type Certificate for the Airbus A321 passenger-to-freighter conversion design developed by its joint venture with Precision. In addition to its share of joint venture returns from STC licensing and parts sales, ATSG’s PEMCO Conversions unit will be the preferred vendor for modifications for the joint venture’s A321 conversion customers.

Payroll Support Program Extension (PSP2) Agreement
In February 2021, Omni Air was awarded $37.4 million under a Payroll Support Program Extension (PSP2) Agreement with the U.S. Department of the Treasury to be exclusively used to maintain payment of its employee wages, salaries, and benefits through March 31, 2021. Omni Air received an initial installment payment under the agreement of $18.7 million on February 4 and expects to receive the balance in March. Under the agreement, ATSG may not pay dividends or repurchase its shares through March 31, 2022. Omni may choose to seek additional federal pandemic relief funds during 2021 if they become available.
Outlook
ATSG now expects its Adjusted EBITDA for 2021 to be at least $525 million, or six percent more than 2020 Adjusted EBITDA of $497 million. The 2021 forecast is based on the lease of at least fifteen more 767 freighter aircraft and additional CMI flight operations for the majority of those added leased freighters, and perhaps others to be assigned to us. But it also reflects caution about the duration of the pandemic throughout the world, and other factors impacting our commercial and military passenger operations in 2021.
ATSG's Adjusted EBITDA guidance for 2021 excludes the benefit of PSP2 Agreement grants described above, but includes the higher costs of maintaining Omni Air's staffing levels, rates of pay, and benefits as required under the PSP2 Agreement.
Corrado said that ATSG was able to find more charter and other temporary assignments for its own passenger aircraft in 2020 than it expects to achieve in 2021. External demand for ATSG's scheduled maintenance services may firm up as passenger carriers put more of their aircraft back in service.
“ATSG’s aircraft leasing demand will remain exceptionally strong this year, and is already generating interest for next year and beyond, as the extraordinary growth in e-commerce shopping continues to create demand for transport and logistics networks to move more online-purchased goods faster than ever," he said. "Current feedback from our passenger charter and aircraft maintenance customers, however, suggests a small pickup in demand from them in the first half, a somewhat faster pace in the second, and a return to pre-pandemic levels in late 2021 or 2022.”
ATSG’s capital expenditures for 2021 are projected to approximate 2020 levels as it targets more 767 lease deployments. That budget includes purchases of thirteen feedstock 767s for lease deployments. Those are in addition to the eight 767s in or awaiting conversion at the end of 2020. The budget does not include any purchases of Airbus A321 feedstock aircraft. Deployments continue to be constrained more by limited passenger-to-freighter conversion capacity than feedstock availability, a factor that will push deployments of aircraft some customers want now into 2022.
ATSG granted Amazon warrants in March 2016 to purchase up to 19.9 percent of ATSG’s outstanding common shares in conjunction with Amazon’s commitment to lease twenty 767s from ATSG. This group of warrants, for 14.9 million shares of ATSG at a strike price of $9.73, is fully vested and we expect to be notified of their exercise plan by March 8, 2021. Amazon may settle the warrants for cash of $145 million and receive all 14.9 million shares, or receive fewer shares, equivalent in market value of the stock's appreciation above the strike price, under a cashless exercise option.

Non-GAAP Financial Measures
This release, including the attached tables, contains non-GAAP financial measures that management uses to evaluate historical results and project future results. Management believes that these non-GAAP measures assist in highlighting operational trends, facilitate period-over-period comparisons, and provide additional clarity about events and trends affecting core operating performance. Disclosing these non-GAAP measures provides insight to investors about additional metrics that management uses to evaluate past performance and prospects for future performance. Non-GAAP measures are not a substitute for GAAP. The historical non-GAAP financial measures included in this release are reconciled to GAAP earnings in tables included later in this release. The Company does not provide a reconciliation of projected Adjusted EBITDA because it is unable to predict with reasonable accuracy the value of certain adjustments. Certain adjustments can be significantly impacted by the re-measurements of financial instruments including stock warrants issued to a customer. The Company’s earnings on a GAAP basis and the non-GAAP adjustments for gains and losses resulting from the re-measurement of stock warrants, will depend on the future prices of ATSG stock, interest rates, and other assumptions which are highly uncertain.
Conference Call
ATSG will host an investor conference call on February 26, 2021, at 10 a.m. Eastern time to review its financial results for the fourth quarter and year 2020. Participants should dial (800) 708-4540 and international participants should dial (847) 619-6397 ten minutes before the scheduled start of the call and ask for conference passcode 50108048. The call will also be webcast live (in listen-only mode) via a link at www.atsginc.com using the same passcode. The conference call also will be available on webcast replay via www.atsginc.com for 30 days.

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) the following, which relate to the current COVID-19 pandemic and related economic downturn: the pandemic may continue for a longer period, or its impact on commercial and military passenger flying, may be more substantial than what we currently expect; disruptions to our workforce and staffing capability or in our ability to access airports and maintenance facilities; the impact on our customers' creditworthiness; and the continuing ability of our vendors and third party service providers to maintain customary service levels; and (ii) other factors that could impact the market demand for our assets and services, including our operating airlines' ability to maintain on-time service and control costs; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; fluctuations in ATSG's traded share price and in interest rates, which may result in mark-to-market charges on certain financial instruments; the number, timing and scheduled routes of our aircraft deployments to customers; our ability to remain in compliance with key agreements with customers, lenders and government agencies; changes in general economic and/or industry specific conditions; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. Except as may be required by applicable law, ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint Turner, ATSG Inc. Chief Financial Officer
937-366-2303

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
REVENUES	$399,358	$403,351	$1,570,575	$1,452,183

OPERATING EXPENSES
Salaries, wages and benefits	145,319	125,621	518,961	433,518
Depreciation and amortization	72,460	67,480	278,067	257,532
Maintenance, materials and repairs	45,167	44,650	179,315	170,151
Fuel	31,595	44,722	148,383	155,033
Contracted ground and aviation services	15,829	16,757	63,564	64,076
Travel	18,156	24,592	77,382	90,993
Landing and ramp	3,573	3,206	12,468	11,184
Rent	5,478	4,146	19,299	16,006
Insurance	2,608	1,741	9,903	7,342
Other operating expenses	15,422	18,215	64,999	68,978
Government grants	(15,684)		(47,231)	—
Impairment of aircraft and related assets	—	—	39,075	—
Transaction fees	—	—	—	373
	339,923	351,130	1,364,185	1,275,186

OPERATING INCOME	59,435	52,221	206,390	176,997
OTHER INCOME (EXPENSE)
Interest income	5	115	222	370
Non-service component of retiree benefit credits (costs)	3,339	(2,351)	12,032	(9,404)
Net loss on financial instruments	(44,699)	(72,868)	(100,771)	(12,302)
Loss from non-consolidated affiliates	(1,825)	(4,986)	(13,587)	(17,445)
Interest expense	(15,085)	(15,738)	(62,893)	(66,644)
	(58,265)	(95,828)	(164,997)	(105,425)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,170	(43,607)	41,393	71,572
INCOME TAX BENEFIT (EXPENSE)	1,083	2,503	(16,314)	(11,589)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	2,253	(41,104)	25,079	59,983

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	2,874	914	7,036	1,219
NET EARNINGS (LOSS)	$5,127	$(40,190)	$32,115	$61,202

EARNINGS (LOSS) PER SHARE - CONTINUING OPERATIONS
Basic	$0.04	$(0.70)	$0.42	$1.02
Diluted	$0.03	$(0.70)	$0.42	$0.78

WEIGHTED AVERAGE SHARES - CONTINUING OPERATIONS
Basic	59,195	58,929	59,128	58,899
Diluted	70,074	58,929	59,931	69,348

Certain historical expenses have been reclassified to conform to the presentation above.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39,719	$46,201
Accounts receivable, net of allowance of $997 in 2020 and $975 in 2019	153,511	162,870
Inventory	40,410	37,397
Prepaid supplies and other	39,096	20,323
TOTAL CURRENT ASSETS	272,736	266,791

Property and equipment, net	1,939,776	1,766,020
Customer incentive	126,007	146,678
Goodwill and acquired intangibles	516,290	527,654
Operating lease assets	68,824	44,302
Other assets	78,112	68,733
TOTAL ASSETS	$3,001,745	$2,820,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$141,425	$141,094
Accrued salaries, wages and benefits	56,506	59,429
Accrued expenses	19,005	17,586
Current portion of debt obligations	13,746	14,707
Current portion of lease obligations	17,784	12,857
Unearned revenue and grants	53,522	17,566
TOTAL CURRENT LIABILITIES	301,988	263,239
Long term debt	1,465,331	1,469,677
Stock warrant obligations	103,474	383,073
Post-retirement obligations	35,099	36,744
Long term lease obligations	51,128	30,334
Other liabilities	47,963	49,293
Deferred income taxes	141,265	127,476

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 150,000,000 shares authorized; 59,560,036 and 59,329,431 shares issued and outstanding in 2020 and 2019, respectively	596	593
Additional paid-in capital	855,547	475,720
Retained earnings	78,010	45,895
Accumulated other comprehensive loss	(78,656)	(61,866)
TOTAL STOCKHOLDERS’ EQUITY	855,497	460,342
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,001,745	$2,820,178

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRETAX EARNINGS AND ADJUSTED PRETAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
CAM
Aircraft leasing and related revenues	$88,240	$78,967	$327,170	$301,984
Lease incentive amortization	(4,880)	(4,301)	(18,509)	(16,708)
Total CAM	83,360	74,666	308,661	285,276
ACMI Services	275,321	293,206	1,147,279	1,078,288
Other Activities	94,927	87,786	334,300	314,014
Total Revenues	453,608	455,658	1,790,240	1,677,578
Eliminate internal revenues	(54,250)	(52,307)	(219,665)	(225,395)
Customer Revenues	$399,358	$403,351	$1,570,575	$1,452,183

Pretax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	22,183	18,358	77,424	68,643
ACMI Services, inclusive of interest expense	10,198	14,397	66,897	32,055
Other Activities	(3,018)	4,574	(5,933)	13,422
Net, unallocated interest expense	(692)	(731)	(2,825)	(3,024)
Government grants	15,684	—	47,231	—
Impairment of aircraft and related assets	—	—	(39,075)	—
Non-service components of retiree benefit credit (costs)	3,339	(2,351)	12,032	(9,404)
Net loss on financial instruments	(44,699)	(72,868)	(100,771)	(12,302)
Loss from non-consolidated affiliates	(1,825)	(4,986)	(13,587)	(17,445)
Transaction fees	—	—	—	(373)
Earnings (Loss) from Continuing Operations before Income Taxes (GAAP)	$1,170	$(43,607)	$41,393	$71,572

Adjustments to Pretax Earnings
Add customer incentive amortization	5,627	4,593	20,671	17,178
Less government grants	(15,684)	—	(47,231)	—
Add impairment of aircraft and related assets	—	—	39,075	—
Add non-service components of retiree benefit (credits) costs	(3,339)	2,351	(12,032)	9,404
Add net loss on financial instruments	44,699	72,868	100,771	12,302
Add loss from non-consolidated affiliates	1,825	4,986	13,587	17,445
Add transaction fees	—	—	—	373
Adjusted Pretax Earnings (non-GAAP)	$34,298	$41,191	$156,234	$128,274
Adjusted Pretax Earnings excludes certain items included in GAAP based pretax earnings (loss) from continuing operations because they are distinctly different in their predictability among periods or not closely related to our operations. Presenting this measure provides investors with a comparative metric of fundamental operations, while highlighting changes to certain items among periods. Adjusted Pretax Earnings should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Earnings (Loss) from Continuing Operations Before Income Taxes	$1,170	$(43,607)	$41,393	$71,572
Interest Income	(5)	(115)	(222)	(370)
Interest Expense	15,085	15,738	62,893	66,644
Depreciation and Amortization	72,460	67,480	278,067	257,532
EBITDA from Continuing Operations (non-GAAP)	$88,710	$39,496	$382,131	$395,378
Add customer incentive amortization	5,627	4,593	20,671	17,178
Less government grants	(15,684)	—	(47,231)	—
Add impairment of aircraft and related assets	—	—	39,075	—
Add non-service components of retiree benefit (credits) costs	(3,339)	2,351	(12,032)	9,404
Add net loss on financial instruments	44,699	72,868	100,771	12,302
Add loss from non-consolidated affiliates	1,825	4,986	13,587	17,445
Add transaction fees	—	—	—	373

Adjusted EBITDA (non-GAAP)	$121,838	$124,294	$496,972	$452,080

Management uses Adjusted EBITDA to assess the performance of its operating results among periods. It is a metric that facilitates the comparison of financial results of underlying operations. Additionally, these non-GAAP adjustments are similar to the adjustments used by lenders in the Company’s senior secured credit facility to assess financial performance and determine the cost of borrowed funds. The adjustments also remove the non-service cost components of retiree benefit plans because they are not closely related to ongoing operating activities. Adjustments also remove charges for the impairment of certain aircraft valuations and related assets. The adjustments also excluded the recognition of government grants from adjusted earnings to improve comparability between periods. Management presents EBITDA from Continuing Operations, a commonly referenced metric, as a subtotal toward computing Adjusted EBITDA.

EBITDA from Continuing Operations is defined as Earnings (Loss) from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA is defined as EBITDA from Continuing Operations less financial instrument revaluation gains or losses, non-service components of retiree benefit costs including pension plan settlements, amortization of warrant-based customer incentive costs recorded in revenue, and costs from non-consolidated affiliates.

Adjusted EBITDA and EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP. Adjusted EBITDA and EBITDA from Continuing Operations should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP, or as alternative measures of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

Management presents Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations, both non-GAAP measures, to provide additional information regarding earnings per share without the volatility otherwise caused by the items below. Management uses Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations to compare the performance of its operating results among periods.

	Three Months Ended				Year Ended
	December 31, 2020		December 31, 2019		December 31, 2020		December 31, 2019
	$	$ Per Share	$	$ Per Share	$	$ Per Share	$	$ Per Share

Earnings (loss) from Continuing Operations - basic (GAAP)	$2,253		$(41,104)		$25,079		$59,983
Gain from warrant revaluation, net tax[1]	—		—		—		(6,219)
Earnings (loss) from Continuing Operations - diluted (GAAP)	2,253	$0.03	(41,104)	$(0.70)	25,079	$0.42	53,764	$0.78
Adjustments, net of tax
Loss from warrant revaluation [1]	37,665	0.51	71,694	1.12	81,784	1.04	6,594	0.10
Customer incentive amortization[2]	4,343	0.06	3,647	0.06	15,953	0.27	13,258	0.19
Remove effects of government grants[3]	(12,104)	(0.17)	—	—	(36,451)	(0.61)	—	—
Remove effects of aircraft impairments[4]	—	—	—	—	30,157	0.50	—	—
Non-service component of retiree benefits [5]	(2,577)	(0.04)	1,873	0.03	(9,287)	(0.16)	7,258	0.10
Derivative revaluation[6]	(1,888)	(0.03)	(1,547)	(0.03)	4,081	0.07	7,687	0.11
Loss from affiliates[7]	1,408	0.02	4,405	0.08	11,337	0.19	16,176	0.23
Omni acquisition fees[8]	—	—	—	—	—	—	285	—
Adjusted Earnings from Continuing Operations (non-GAAP)	$29,100	$0.38	$38,968	$0.56	$122,653	$1.72	$105,022	$1.51

	Shares		Shares		Shares		Shares
Weighted Average Shares - diluted	70,074		58,929		59,931		69,348
Additional weighted average shares[1]	6,002		10,318		11,299		—
Adjusted Shares (non-GAAP)	76,076		69,247		71,230		69,348

Adjusted Earnings from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations, Weighted Average Shares - diluted or Earnings Per Share from Continuing Operations or any other performance measure derived in accordance with GAAP. Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.

1.Under U.S. GAAP, certain warrants are reflected as a liability and unrealized warrant gains are typically removed from diluted earnings per share (“EPS”) calculations while unrealized warrant losses are not removed because they are dilutive to EPS. As a result, the Company’s EPS, as calculated under U.S. GAAP, can vary significantly among periods due to unrealized mark-to-market losses created by an increased trading value for the Company's shares. Adjustment removes the unrealized gains for a large grant of stock warrants granted to a customer as a lease incentive.
2.Removes the amortization of the warrant-based customer incentives which are recorded against revenue over the term of the related aircraft leases and customer contracts.
3.Removes the effects of the government grants received through the CARES Act.

4.Removes the effects of impairment charges for aircraft valuations and related assets.
5.Removes the non-service component of post-retirement costs and credits.
6.Removes gains and losses from derivative interest rate instruments revaluations.
7.Removes losses for the Company's non-consolidated affiliates.
8.Removes the fees incurred for the acquisition of Omni Air International.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
AIRCRAFT FLEET

Aircraft Types
	December 31, 2019		December 31, 2020		December 31, 2021 Projected
	Freighter	Passenger	Freighter	Passenger	Freighter	Passenger

B767-200	33	3	33	3	31	3
B767-300	42	8	52	10	66	9
B777-200	—	3	—	3	—	3
B757-200	4	—	1	—	—	—
B757 Combi	—	4	—	4	—	4
B737-400	1	—	—	—	—	—
Total Aircraft in Service	80	18	86	20	97	19

B767-300 in or awaiting cargo conversion	8	—	8	—	9	—
B767-200 staging for lease	2	—	—	—	2	—
Total Aircraft	90	18	94	20	108	19

Aircraft in Service Deployments
	December 31,		December 31,		December 31,
	2019		2020		2021 Projected

Dry leased without CMI	27		33		36
Dry leased with CMI	35		40		50
Customer provided for CMI	2		2		4
ACMI/Charter[1]	34		31		26

1.Includes three Boeing 767-300ER passenger aircraft and one 767-200ER passenger aircraft leased from external companies by December 31, 2020.